EXHIBIT 23.4

CONSENT

I hereby consent to the use of my name in the Registration Statement on Form S-1 (File No. 333-135851), covering up to $160 million of the class of common stock of Innophos Holdings, Inc., a Delaware corporation (the “Company”), as amended from time to time (the “Form S-1”), and to the reference to me as an independent director in the prospectus included as part of the Form S-1.

Dated: October 30, 2006

/s/ Linda Myrick
Linda Myrick